CMG HEALTH, INC.
                               25 Crossroads Drive
                          Owings Mills, Maryland 21117


CONFIDENTIAL

July 14, 1997


Douglass A. Kay, M.D.
6800 Tammy Court
Bethesda, Maryland  20817

Dear Doug:

This letter agreement (the "Letter Agreement") confirms and sets forth the terms and conditions by which your employment as Senior Vice President of Quality
Assurance with CMG Health, Inc. and/or any of its corporate parents, subsidiaries, divisions or affiliates (collectively referred to herein as the "Company") is terminating.

This Letter Agreement shall become effective only upon consummation of the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger dated as of July 14, 1997 (the "Merger Agreement") by and among Merit Behavioral Care Corporation, Merit Merger Corp. and CMG Health, Inc.; provided, that if the Merger is not consummated prior to August 31, 1997, you will have the right to terminate this Letter Agreement upon providing written notice to the Company. In the event that the Merger is not consummated as contemplated by the Merger Agreement or you revoke this Agreement as provided above, this Letter Agreement will be of no force or effect and neither you nor the Company will be bound by any obligations set forth herein.

Subject to your revocation right above, the effective date of this Letter Agreement (the "Effective Date") shall be the later of (i) seven (7) days after the date upon which you sign this Letter Agreement, indicating your approval and assent or (ii) the Effective Time (as defined in the Merger Agreement).

If you agree to the terms set forth in this Letter Agreement, the Company will pay you Three Hundred Ninety-Four Thousand Dollars ($394,000), less any applicable withholding and deductions (the "Settlement Amount"), which Settlement Amount is equal to two years' compensation at your current base salary. This Settlement Amount will be paid to you in accordance with the Company's regular payroll processing procedures over a period of two years commencing on the Effective Date without set-off or counterclaim, and shall constitute full satisfaction of any and all obligations that the Company may have, financial or otherwise, to you with respect to your employment, and termination of your employment, with the Company.

By countersigning below, you acknowledge and agree (i) that payment to you of the Settlement Amount will extinguish any and all claims that you may have against the Company with respect to your employment with the Company and termination of your employment with the Company, (ii) that you hereby waive, release and relinquish any and all rights under than certain Employment Agreement dated January 1, 1994 between you and CMG Health, Inc. (the "Existing Employment Agreement") other than the right to receive the Settlement Amount as unpaid salary, and (iii) that the Existing Employment Agreement is terminated as of the Effective Date. Without limiting the generality of the foregoing, you further acknowledge and agree that you are not and shall not be entitled to receive any liquidated damages pursuant to Section 7.D (including Section 7.D(iv) or 7.E) of the Existing Employment Agreement.

You hereby fully and forever release, waive, and discharge any claim or claims (whether known or unknown, anticipated or unanticipated) you may have against the Company and the directors, officers, agents, shareholders, attorneys, insurance carriers and representatives of the Company (the "Released Parties"). You represent and warrant that, as of the Effective Date, you have not brought any claim, or instituted any legal or administrative proceeding, against the Released Parties, or any of them. You also agree not to sue or otherwise institute or participate or voluntarily assist in the prosecution of any legal or administrative proceedings against the Released Parties, or any of them, with respect to any matter of any kind arising out of your employment or position with the Company or the termination of your position or employment with the Company, including without limitation any matter whatsoever relating to the Existing Employment Agreement.

The Company hereby fully and forever releases, waives and discharges any claim or claims (whether known or unknown, anticipated or unanticipated) the Company may have against you. The Company represents and warrants that, as of the Effective Date, it has not brought any claim, or instituted any legal or administrative proceeding, against you. The Company also agrees not to sue or otherwise initiate or participate or voluntarily assist in the prosecution of any legal or administrative proceedings against you with respect to any matter of any kind arising out of your employment or position with the Company or the termination of your position or employment with the Company, including without limitation any matter whatsoever relating to the Existing Employment Agreement.

You acknowledge and agree that you will not disclose or use at any time, for a period of three years after the Effective Date, any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is assigned to you by the Board, or such Confidential Information becomes public other than through your actions or is compelled by legal process. As used in this Letter Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to: (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers, clients and providers, and customer, client and provider lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information. You agree to perform all actions reasonably requested by the Company (whether during or after the Non-Competition Period (as defined below)) to establish and confirm the ownership by the Company of any Confidential Information at the Company's expense (including, without limitation, assignments, consents, powers of attorney and other instruments).

You acknowledge and agree that all Developments (as defined below) that were at any time made, conceived or suggested by you, whether acting alone or in conjunction with others, as a result of your engagement by the Company or any Affiliate, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on your part. You shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of your right and title, if any, to such Developments. For purposes of this Letter Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or future activities of which you are aware, or the products and services of the Company or any Affiliate.

You agree that you shall not (as an individual, principal, agent, employee, consultant or otherwise), directly or indirectly, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the "Non-Competition Period"), absent the Company's prior written approval, engage in activities for, or on behalf of, or render services to, or have any equity, ownership or profit participation interest in (other than as a 5% or less holder of the equity securities of a public company), any firm or business engaged or about to become engaged in the behavioral health managed care or the behavioral health treatment delivery business conducted by the Company as of the Effective Date (the "Company Business").

Until the end of the Non-Competition Period, you agree that you shall not, directly or indirectly, (i) solicit or contact for business purposes any existing customer, provider or patient, or prospective customer, provider or patient, of the Company or any Affiliate for or on behalf of any firm or business engaged in the Company Business, (ii) induce, or attempt to induce, any employees, agents, consultants or providers of or to the Company or any Affiliate to do anything from which you are restricted by reason of this Letter Agreement, (iii) interfere with existing or proposed contracts, business agreements or other arrangements, or knowingly interfere with future contracts, business agreements or other arrangements, between the Company or any Affiliate and any individual, firm or enterprise including, but not limited to, third party payors, through disrupting or diverting or attempting to divert such contracts, business agreements or other arrangements to any other individual, firm or enterprise engaged in the Company Business, or (iv) solicit, induce or attempt to induce anyone who is an employee of or consultant to the Company to leave the employment of, or its or his consultancy with, the Company, and to accept employment with or enter into a consulting relationship with any other firm or business.

You acknowledge that a breach of the covenants contained in the eighth through eleventh paragraphs hereof may cause irreparable damage to the Company or one or more of its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that, in addition to any other remedy which may be available at law or in equity, the Company and any such Affiliate shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope, geographic area and other provisions of the eighth through eleventh paragraphs hereof have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Letter Agreement, including the compensation to you described herein. In the event that the agreements in the eighth through eleventh paragraphs hereof or any other provision contained in this Letter Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such agreements or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law. The existence of any claim or cause of action which you may have against the Company or any such Affiliate, as the case may be, shall not constitute a defense or bar to the enforcement of any of the provisions of the eighth through eleventh paragraphs hereof and shall be pursued through separate court action by you.

You acknowledge agree that the provisions of the eighth through eleventh paragraphs hereof shall survive the termination of this Letter Agreement.

In consideration of the terms set forth herein, you hereby release and forever discharge the Released Parties, and each of them, from any and all claims, actions and causes of action that you may have under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Letter Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult an attorney of your choice prior to signing this Letter Agreement and to have such attorney explain to you the terms of this Letter Agreement, including, without limitation, the terms relating to your release of claims under ADEA; (ii) you were given a period of not fewer than twenty-one (21) days to consider the terms of this Letter Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this paragraph only in exchange for consideration in addition to anything of value to which you are already entitled.

Each party hereto acknowledges and agrees that the release of claims set forth in this Letter Agreement extends to any claim even though such claim may be unknown to such party at this time. Each party hereby acknowledges and waives the protection of any applicable state of federal law or decision that may exist, limiting the scope of a general release to known claims.

You are encouraged to consult with legal counsel in connection with the negotiation of the Settlement Amount and the terms of this Letter Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Letter Agreement. You acknowledge that you have read and understand this Letter Agreement and that you affix your signature hereto voluntarily and without coercion.

This Letter Agreement supersedes any and all prior communications, both written and verbal, concerning your employment with the Company and the termination of your employment with the Company. You agree that the subject matter of this Letter Agreement and the specific terms hereof are confidential; and, you acknowledge and agree (i) that confidential treatment of this Letter Agreement by both you and the Company is considered to be partial consideration for executing this Letter Agreement and (ii) that breach of this section shall be deemed a material breach of this Letter Agreement, giving rise to possible liability for consequential damages. You agree, however, that the Company shall be permitted to disclose this Letter Agreement and the terms hereof as required under the federal securities laws, and each party acknowledges that, upon such disclosure, this Letter Agreement and the terms hereof shall no longer be confidential.

This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument. Both you and the Company agree to execute further documents or take further acts as may be necessary to carry out the provisions and intent of this Letter Agreement.

If you agree to the terms and conditions stated in this Letter Agreement, please indicate your approval and assent by countersigning three copies of this Letter Agreement and returning two copies to me.

Sincerely,

CMG HEALTH, INC.

/s/ Alan J. Shusterman
----------------------------------------
By:      Alan J. Shusterman, Ph.D.
         President and Chief Executive Officer

AGREED TO, ACCEPTED AND CONFIRMED BY:


/s/ Douglass A. Kay, M.D.
__________________________           Sworn and subscribed  to before me,
Douglass A. Kay, M.D.                this  14th day of July, 1997




July 14, 1997
                                             /s/ Lynn Reich
                                          _____________________________
                                              , Notary Public


                                      My Commission expires _____________


                 THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT
                   NOT TO SUE. READ CAREFULLY BEFORE SIGNING.